Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Nick Tomashot Chief Financial Officer (614) 748-1180 nick.tomashot@pinnacle.com

PDSI REPORTS IMPROVED 2008 FIRST QUARTER RESULTS

COLUMBUS, Ohio (May 13, 2008) – Pinnacle Data Systems, Inc. (“PDSi”) (AMEX: PNS) today announced results for the 2008 first quarter ended March 31, 2008.

Michael R. Sayre, President and Chief Executive Officer, stated, “The 2008 first quarter results reflect positive contributions from further implementation of our focused growth strategy. Net income was $0.03 per diluted share for the 2008 first quarter compared to a net loss of $0.08 per share last year. Total sales were 5% below the prior year primarily due to replacing lower margin programs with higher margin business. The margin improvement, both in absolute dollars and as a percent of sales, coupled with lower operating expenses contributed to the improved profitability.”

Mr. Sayre continued, “Successful completion of the Aspan acquisition during the first quarter strengthens PDSi’s physical footprint and establishes us as a global provider of high-end computer related repair and logistics services. Our capabilities and our increased level of regional commitment are now more attractive to multi-national OEM customers as reflected in the increased sales activity levels. PDSi’s customers are seeking a qualified, single source provider of depot repair services for their products in a time-efficient and cost-effective manner around the world. We plan to leverage our global presence through our facilities in the North America, Asia Pacific and EMEA regions.”

First Quarter 2008

Total sales for the three months ended March 31, 2008, were $17.2 million versus $18.5 million for the same period in 2007. A $0.5 million increase in Service sales, benefiting from the acquisition of Aspan Computer Repair Laboratories B.V. (Aspan) on February 20, 2008, partially offset a $1.8 million decline in Product sales for the 2008 first quarter compared to the prior year. The Company’s sales continue to fluctuate on a quarterly basis due to the impact of large programs, especially for its multinational OEM customers.

Gross profit improved 11% to $3.7 million for the 2008 first quarter from $3.4 million a year ago due to a more profitable mix of business. The Company has been actively reducing the volume of lower margin programs since the 2007 third quarter and replacing it with higher margin business. Gross profit margin was 21.7% for the three months ended March 31, 2008 compared to 18.2% for the same period last year.

Operating expenses, which include selling, general, and administrative (“SG&A”) expense, declined 17% to $3.2 million for the 2008 first quarter from $3.9 million for the 2007 first quarter. The Company improved its cost structure through reductions in personnel and corresponding benefits costs, as well as lower facility and travel expenses. Operating expenses expressed as a percentage of total revenues were 18.7% versus 21.1% for the same period last year.

Interest expense declined 64% to $91,000 for the three months ended March 31, 2008, from $250,000 the prior year. The Company completed a $2.5 million private equity financing during the 2007 fourth quarter and used approximately one-half of the proceeds to complete the Aspan acquisition. The remaining amount is being used for general corporate purposes, including implementation of infrastructure improvements.

Debt outstanding at March 31, 2008 was $7.7 million versus $13.0 million on the same date last year. This 41% reduction is attributable to improved operations and management of working capital during the past twelve months. Net income was $264,000, or $0.03 on a diluted share basis, versus a net loss of $481,000, or $(0.08) per diluted share, for the 2007 first quarter. The weighted average number of common diluted shares outstanding for the 2008 first quarter increased 22% due to the 2007 fourth quarter private equity financing.

2008 Highlights

Since January 1, 2008, PDSi:

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Completed the acquisition of Aspan on February 20, 2008, located in Tiel, The Netherlands, near the European logistics hubs of many of the company’s multi-national OEM customers. This operation serves as PDSi’s repair depot in Europe, the Middle East and Africa (EMEA) for computer boards, storage devices, and other critical peripherals. This location also enables faster turnaround time so that these products can be returned quicker to OEM service inventories. It also reduces costs, increases capability for PDSi’s customers and supports their global installed base.

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Was awarded the 2007 Repair Service Provider of the Year by a significant repair customer, Silicon Graphics, Inc. (SGI). This award is based on achievement of specific service criteria, including quality, on-time delivery, support and other measures.

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Announced in early-January 2008 that Timothy J. (TJ) Harper joined the PDSi executive management team as Vice President of Global Operations and Logistics. Previously, he was with major communications solution provider Alcatel-Lucent (formerly Lucent Technologies) and AT&T, a world leader of telecommunication infrastructure, for 16 years. Mr. Harper has extensive industry experience in key areas of PDSi’s strategic focus—Electronic Manufacturing Services (EMS) and mission-critical solutions for global Original Equipment Manufacturers (OEMs). His prior roles included executive positions in production, procurement, contract manufacturing, repair, logistics, customer service, and supply chain functions.

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Announced on April 24, 2008, that Nick Tomashot joined PDSi’s executive team as Chief Financial Officer, Treasurer and Secretary of the Company. He has more than 20 years of broad-based experience in finance, corporate planning and operations. Mr. Tomashot joins PDSi from Innovex, Inc. (Innovex), a leading provider of flexible circuitry with applications in the disk drive and electronics industry. Since 2004, he served as Vice President Operations Finance-Thailand and was responsible for providing financial leadership for the comprehensive restructuring of Innovex’s worldwide manufacturing operations, including the transfer of high-technology circuit fabrication from the United States to Thailand. Mr. Tomashot also led all financial aspects of the successful construction and start-up of a $25 million manufacturing facility in Thailand. From 2001 to 2004, he was Vice President of Finance for Innovex where he led efforts to significantly enhance the company’s strategic planning, financial reporting, budgeting and costing systems.

Conference Call

PDSi will host a conference call tomorrow, May 14, 2008, at 11:00 a.m. Eastern Time. Michael R. Sayre, President and Chief Executive Officer; Nick Tomashot, Chief Financial Officer; and, Michael Darnell, Vice President, Global Sales and Marketing, will discuss the Company’s 2008 first quarter results, recent corporate developments and progress implementing PDSi’s long-term growth strategy.

The telephone number to participate in the conference call is (800) 219-6110. A slide presentation will be referenced during the call which may be accessed at the PDSi website (www.pinnacle.com) by clicking on “Company Information” and then “Investor Relations.” An audio replay of the call will be available through the Investor Relations section of the Company’s website approximately one hour following the conference call.

About PDSi

PDSi provides computer design, production, and repair services to original equipment manufacturers who build computers into their products in industries including medical equipment, telecommunications, defense and imaging. PDSi also helps major computer platform manufacturers respond to customer requirements for customized solutions and extended service life. PDSi specializes in areas where these OEMs often get little help from larger outsource firms, solving the challenges associated with complex technologies, low to medium volume production, and long-term service of third party products.

Not simply a repair depot or a contract manufacturer, PDSi represents a more collaborative and flexible outsourcing partner who helps its clients manage costs, meet unplanned demand changes, improve customer satisfaction, and respond aggressively to new trends in the technology market place. With its innovative and proactive staff of engineering, manufacturing, program management and supply chain specialists, PDSi tailors solutions that meet the particular business and operational needs of each OEM. For more information, visit the PDSi website at http://www.pinnacle.com.

Safe Harbor Statement: This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements regarding entering 2008 fundamentally stronger as a company and more capable of achieving its plans due to the operational and financial achievements of 2007. The words “expect”, “believe”, “may”, “anticipate,” and similar expressions identify forward-looking statements that speak only as of the date thereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors. These factors include changes in the specific markets for the Company’s products and services, changes in customer order patterns, changes in the Company’s business or its relationship with major technology partners or significant customers, pricing pressures, lack of adequate financing to take advantage of business opportunities that may arise, lack of success in technological advancements, and risks associated with the Company’s new business practices, processes and information systems. For more details, please refer to the Company’s Securities and Exchange Commission filings, including its most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q.

PINNACLE DATA SYSTEMS, INC.

BALANCE SHEETS

(Dollars in thousands)

	March 31, 2008	December 31, 2007
ASSETS
CURRENT ASSETS
Cash	$285	$54
Restricted cash	—	1,200
Accounts receivable, net of allowance for doubtful accounts of $122 and $119 respectively	13,757	10,413
Inventory, net	8,956	8,587
Prepaid expenses	768	612
Deferred income taxes	615	580

Total current assets	24,381	21,446

PROPERTY AND EQUIPMENT
Leasehold improvements	718	669
Furniture and fixtures	430	412
Computer equipment and related software	3,405	3,402
Shop equipment	775	667

Total property and equipment, cost	5,328	5,150
Less accumulated depreciation and amortization	(4,360)	(4,223)

Total property and equipment, net	968	927

OTHER ASSETS
Intangibles, net	1,144	—
Deferred income taxes	41	38
Other assets	62	62

Total other assets	1,247	100

TOTAL ASSETS	$26,596	$22,473

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Line of credit	$7,657	$1,585
Short-term note	—	4,000
Accounts payable	6,874	6,178
Accrued expenses:
Wages, payroll taxes and benefits	1,078	1,089
Other	589	499
Income taxes	168	77
Unearned revenue	722	137

TOTAL LIABILITIES	17,088	13,565

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ EQUITY
Preferred stock; no par value; 4,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock; no par value; 25,000,000 shares authorized; 7,813,099 and 7,689,048 shares issued and outstanding, respectively	5,761	5,485
Additional paid-in capital	1,636	1,676
Other comprehensive income	100
Retained earnings	2,011	1,747

Total stockholders’ equity	9,508	8,908

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$26,596	$22,473

PINNACLE DATA SYSTEMS, INC.

STATEMENTS OF OPERATIONS

(Dollars in thousands, except for per share totals)

	For the Quarters Ended
	March 31, 2008	March 31, 2007
SALES
Product sales	$14,309	$16,062
Service sales	2,884	2,423

Total sales	17,193	18,485

COST OF SALES
Product sales	11,250	13,457
Service sales	2,212	1,665

Total cost of sales	13,462	15,122

GROSS PROFIT	3,731	3,363
OPERATING EXPENSES	3,221	3,901

INCOME (LOSS) FROM OPERATIONS	510	(538)

OTHER EXPENSE
Interest expense	91	250

INCOME (LOSS) BEFORE INCOME TAXES	419	(788)
INCOME TAX EXPENSE (BENEFIT)	155	(307)

NET INCOME (LOSS)	$264	$(481)

BASIC EARNINGS (LOSS) PER COMMON SHARE	$0.03	$(0.08)

DILUTED EARNINGS (LOSS) PER COMMON SHARE	$0.03	$(0.08)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	7,747,137	6,364,048

Diluted	7,778,388	6,364,048

PINNACLE DATA SYSTEMS, INC.

STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	For the Years Ended
	March 31, 2008	March 31, 2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$264	$(481)

Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation	151	121
Stock-based compensation expense	(40)	48
Provision for doubtful accounts	16	—
Inventory reserves	134	54
(Increase) decrease in assets:
Accounts receivable	(2,850)	2,935
Inventory	(234)	1,463
Prepaid expenses and other assets	(152)	(39)
Income taxes receivable	—	(279)
Increase (decrease) in liabilities:
Accounts payable	115	(3,973)
Accrued expenses and taxes	(45)	44
Unearned revenue	585	235

Total adjustments	(2,320)	609

Net cash (used in) provided by operating activities	(2,056)	128

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(27)	(311)
Acquisition of company, net of cash received	(857)	—
Restricted cash	1,200	—

Net cash provided by (used in) investing activities	316	(311)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from (payments on) line of credit	6,072	(142)
Payment on short-tern note	(4,000)	—
Outstanding checks in excess of funds on deposit	(118)	308
Proceeds from stock options exercised	4	10

Net cash provided by financing activities	1,958	176

EFFECT OF EXCHANGE RATE ON CASH	13	—

INCREASE (DECREASE) IN CASH	231	(7)
Cash at beginning of year	54	42

Cash at end of year	$285	$35

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